Exhibit 99

Dhanoa Minerals Ltd. Announces Completion of $2,500,000 Million Private Placement

2006-12-18 17:00 ET - News Release
TORONTO, ONTARIO -- (MARKET WIRE) -- 12/18/06

Dhanoa Minerals Ltd. (OTCBB: DHNA)(FWB: D7Z) announced today that its previously reported private placement is oversubscribed and it has increased the non brokered private placement from U.S. $2,300,000 million to U.S. $2,500,000 million.

Dhanoa Minerals Ltd. ("Dhanoa") is pleased to announce it has completed a private placement of 909,090 units at a price of $2.75 per unit. The units consist of one common share and one-half of a share purchase warrant, with each warrant exercisable for $2.85 for another 18 months from the closing date of the private placement. A finder's fee in accordance with exchange guidelines may be payable on this financing. The Warrant is redeemable by Dhanoa without consideration upon thirty (30) days notice to the Subscriber. The shares of common stock included in the units as well as the common shares underlying the Warrants are "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 and the units were sold pursuant to an exemption from registration requirements provided by Regulation S.

Proceeds from the private placement will be used to finance our planned acquisition in Ecuador, working capital to modernize plant, purchase equipment and hire more labor and begin the business strategy that we have set out for 'Dhanoa'.

About Dhanoa Minerals Ltd.

'Dhanoa' is a production stage company formed for the purpose of acquiring, exploring, and further developing its natural resource properties. Activities during the production and exploration stage include further development of the Company's business plan and raising capital. The Company has recently initiated a new program to evaluate undervalued assets for potential addition to its mineral claim portfolio.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward looking statements that involve risks and uncertainties. Actual results may differ materially from any forward looking statements due to many risk factors which include, but are not limited to, no operating history and no earnings, reliance on the Company's management team, the ability to successfully implement the Company's business plan, the ability to fund the Company's business strategy, competition and general economic conditions. Reference is made to our filings made with the United States Securities and Exchange Commission.

This news release is not intended for Canadian Investors.

Contacts:
Dhanoa Minerals Ltd.
Corporate Head Quarters
(416) 838-4348
(416) 742-6579 (FAX)

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